Press Release

November 14, 2019	For Further Information, Contact:
George Lancaster, Hines
(713) 966-7676
George.Lancaster@hines.com

HINES GLOBAL INCOME TRUST ACQUIRES THE ALLOY

(COLLEGE PARK, MARYLAND) — Hines, the international real estate firm, is pleased to announce that Hines Global Income Trust, Inc. (“Hines Global”) has acquired Alloy by Alta, a new 275‐unit multifamily asset located adjacent to the University of Maryland in College Park. Rebranded as The Alloy, the seven-story asset will increase Hines Global's living sector investments to over $430 million globally.
The Alloy is the newest, and among the highest‐quality assets in College Park. After delivering in the first quarter of 2019, the asset leased at an average rate of more than 40 units per month and is currently 97.5% leased.
The student-dominant multifamily asset has first-rate amenities and offers one-, two- and three-bedroom apartments with units averaging 838 square feet. Besides being less than one mile away from the University of Maryland, The Alloy is also conveniently located near many of the area’s top employers.
Sherri Schugart, President and CEO of Hines Global, said, “We are excited about expanding Hines Global's presence in the U.S. multifamily market with this strategic acquisition.”
“Hines has developed an impressive residential and student housing track record and knows how to successfully maintain occupancy and grow rents through proactive leasing and property management,” added Senior Managing Director Chuck Watters.

About Hines Global
Hines Global is a public, non-listed real estate investment trust sponsored by Hines. It commenced operations in 2014 and invests in commercial real estate investments located in the United States and internationally. For additional information about Hines Global, visit www.hinessecurities.com/current-offerings/hgit/.
About Hines

Hines is a privately owned global real estate investment firm founded in 1957 with a presence in 219 cities in 23 countries. Hines has approximately $124.3 billion of assets under management, including $63.8 billion for which Hines provides fiduciary investment management services, and $60.5 billion for which Hines provides third-party property-level services. The firm has 148 developments currently underway around the world. Historically, Hines has developed, redeveloped or acquired 1,362 properties, totaling over 449 million square feet. The firm’s current property and asset management portfolio includes 514 properties, representing over 222 million square feet. With extensive experience in investments across the risk spectrum and all property types, and a pioneering commitment to sustainability, Hines is one of the largest and most respected real estate organizations in the world. Visit www.hines.com for more information.

Forward-Looking Statements
Statements in this press release, including intentions, beliefs, expectations or projections relating to the acquisition described herein, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, future benefits to be realized with respect to Hines Global's multifamily portfolio in the United States, future economic, competitive and market conditions and future business decisions that may prove to be incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the risks associated with the tenants at the multifamily properties remaining committed and continuing to pay rent in a timely manner and other risks described in the "Risk Factors" section of Hines Global's Annual Report on Form 10-K for the year ended December 31, 2018, as updated by its other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on any forward-looking statements.